Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement of Renaissance Acquisition Corp. on Form S-4A of our report dated September 21, 2008, with respect to our audit of the consolidated financial statements of First Communications, Inc. and Subsidiaries as of December 31, 2007 and for the period from inception (July 2, 2007) to December 31, 2007, which report appears in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Frazier & Deeter, LLC

Frazier & Deeter, LLC

Atlanta, Georgia

December 3, 2008